Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED JOINT VENTURE AGREEMENT

by and among

CAPITAL LATINOAMERICANO, S.A. DE C.V.,

ODYSSEY MARINE EXPLORATION INC.,

OCEANICA RESOURCES, S. DE R.L.,

OCEÁNICA RESOURCES MÉXICO, S. DE R.L. DE C.V.,

PHOSAGMEX, S.A.P.I. DE C.V.

and

EXPLORACIONES OCEÁNICAS, S. DE R.L. DE C.V.

Dated as of February 27, 2026

This AMENDED AND RESTATED JOINT VENTURE AGREEMENT dated as of February 27 2026, is made by and among:

CAPITAL LATINOAMERICANO, S.A. DE C.V., a corporation organized under the laws of Mexico (“CapLat”);

ODYSSEY MARINE EXPLORATION INC., a corporation organized under the laws of the U.S. (“Odyssey” and, together with CapLat, the “JV Parties” and each, individually, a “JV Party”);

OCEANICA RESOURCES, S. DE R.L., a company organized under the laws of Panama (“Oceanica”);

OCEÁNICA RESOURCES MÉXICO, S. DE R.L. DE C.V., a company organized under the laws of Mexico (“ORM”);

PHOSAGMEX, S.A.P.I. DE C.V., a company organized under the laws of Mexico (“Phosagmex” or the “JV Entity”); and

EXPLORACIONES OCEÁNICAS, S. DE R.L. DE C.V., a company organized under the laws of Mexico (“ExO” and, together with CapLat, Phosagmex, Oceanica, ORM and Odyssey, the “Parties” and each, individually, a “Party”).

RECITALS:

WHEREAS, the Parties recognize the potential for a fertilizer production project in Mexico that has the potential to provide a meaningful solution to Mexican and North American food security issues.

WHEREAS, CapLat is key as a local partner in Mexico to develop the project due to its local knowledge of the Mexican business and political environment and its expertise in agriculture and the food and agricultural industries.

WHEREAS, Odyssey has expertise critical to the fertilizer production project with respect to dredging in the exclusive economic zone of Mexico (Zona Económica Exclusiva Mexicana) (the “EEZ”) to extract phosphate ore needed for fertilizer production from the seafloor within the area located in the Gulf of Ulloa of the Baja California Sur Peninsula in the federal waters of Mexico (the “Project”).

WHEREAS, Odyssey holds the majority of the equity interests in Oceanica, which holds the majority of the equity interests in ExO.

WHEREAS, each of Odyssey and ExO owns or holds certain assets and rights relating to the Project.

WHEREAS, the JV Parties have agreed to pursue together the Project, as well as Other Odyssey Projects (as defined below).

WHEREAS, the JV Parties, subject to the terms and conditions set forth herein, have agreed to form a joint venture to carry out the Project (the “Joint Venture”).

WHEREAS, the JV Parties, Oceanica, ORM and ExO are party to that certain Joint Venture Agreement dated as of December 23, 2024 (as amended on June 5, 2025, the “Original Agreement”);

WHEREAS, pursuant to the Original Agreement, the JV Parties and ORM formed Phosagmex as the Joint Venture Entity (as defined in the Original Agreement) in June 2025;

WHEREAS, pursuant to the Original Agreement, the JV Parties have collaborated to develop the Project (as defined below) and have made significant progress in firmly establishing the joint venture as a successful venture and development of the Project as contemplated by the Original Agreement, including but not limited to:

(a)	Formation of the JV Entity;

(b)	Completion of the MP Initial Contribution and Odyssey Initial Contribution, each as defined in the Original Agreement;

(c)	Establishment of Project development working groups and Project materials;

(d)	Execution of an Assignment Agreement (as defined below);

(e)	Obtaining court orders annulling the 2024 cancellations of the Concessions and confirming the validity of the Concessions;

(f)	Execution of an exclusivity agreement with a dredging services provider for further development of the Project;

(g)	Execution of an exclusivity agreement with a processing services provider for further development of the Project;

(h)	Refinement of dredging program for the Project for commercial optimization and minimization of environmental impact;

(i)

Engagement by Phosagmex of a consultant to develop an application (the “MIA Application”) for an environmental impact statement (Manifestación de Impacto Ambiental) (the “MIA”) to be filed by Phosagmex for the Project;

(j)	Completion of new environmental impact modelling;

(k)	Substantial completion of MIA Application;

(l)	Development of a business plan and financial models for the Project;

(m)	Preparation of materials for and completion of initial product testing; and

(n)	Participation in numerous meetings with Government Officials and potential counterparties regarding approvals, extraction, processing, commercial concepts; and

WHEREAS, EXO and Phosagmex entered into a concession assignment agreement subject to condition precedent (condición suspensiva) on June 5, 2025 (the “Assignment Agreement”), whereby EXO agreed to assign in favor of Phosagmex the Concessions subject to competition of the condition precedent (condición suspensiva).

WHEREAS, EXO and Phosagmex acknowledge, accept, and ratify that the judgments issued by the Federal Court of Administrative Justice, by which the restitution of the rights derived from the mining Concessions was ordered, are sufficient to deem the condition precedent set forth in Clause One of the Assignment Agreement as duly fulfilled, and that any pending registration of the Assignment Agreement before the relevant registry does not affect nor condition such fulfillment.

WHEREAS, it is the desire of the Parties to amend and restate the Original Agreement as set forth herein to revise their respective rights and obligations in connection with the Joint Venture and other related matters to reflect modification in the Parties’ approach to and the current status of the Project.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the sufficiency of which is agreed upon, the Parties hereto hereby agree as follows.

ARTICLE I. DEFINITIONS

1.01 Definitions.

In addition to other capitalized terms defined in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly (through one or more intermediaries, or both, by such Person) Controlled by, Controlling or under common Control with, such Person.

“Agreement” means this Agreement, as amended from time to time.

“Best Endeavors” is defined to require that the obligated Person make a diligent, commercially reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not and shall not require any significant expenditure of funds or the incurrence of any significant liability on the part of the obligated Person.

“Business Day” means any day other than a Saturday, a Sunday or other legal holiday or a day on which banking institutions are authorized or obligated by law to close, in Mexico City or New York City.

“Business Plan” has the meaning ascribed to it in Section 3.03.

“Bylaws” means the amended and restated bylaws (Estatutos Sociales) of the JV Entity to be adopted on the Closing Date.

“CapLat” has the meaning ascribed to it in the Preamble of this Agreement.

“Closing” has the meaning ascribed to it in Section 4.01.

“Closing Date” has the meaning ascribed to it in Section 4.01.

“Concessions” means the concessions title: (i) “Don Diego Reducción” number 244813/240744, (ii) “Don Diego Norte” number 242994, and (iii) “Don Diego Sur” number 242995.

“Control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise. “Controls”, “Controlled” and “Controlling” have corresponding meanings.

“EEZ” has the meaning ascribed to it in the Recitals of this Agreement.

“ExO” has the meaning ascribed to it in the Preamble of this Agreement.

“Federal Civil Code” means the Código Civil Federal of Mexico.

“Governmental Authorities” shall mean any governmental, regulatory or administrative authority of Mexico or abroad, whether federal, state or municipal, as well as other agencies, departments, bureaus, commissions, tribunals, courts or judicial, legislative or arbitral bodies that are competent for a determined matter, including their respective political subdivisions.

“Government Official” has the meaning ascribed to it in Section 3.09.

“ICC Rules” has the meaning ascribed to it in Section 6.02(a).

“Irreconcilable Difference” has the meaning ascribed to it in Section 6.01.

“Joint Venture” has the meaning ascribed to it in the Recitals of this Agreement.

“JV Entity” shall have the meaning set forth in the Preamble of this Agreement.

“JV Party” or “JV Parties” has the meaning ascribed to it in the Recitals of this Agreement.

“Losses” means all claims, demands, losses, costs, perjuicios, expenses, obligations, liabilities, actions, suits, damages, diminution in value and deficiencies including interest and penalties, attorneys’ fees incurred in enforcing a right to indemnification hereunder, and all amounts paid to any third party in settlement of any claim, action or suit.

“Mexico” means the United Mexican States.

“MIA” has the meaning ascribed to it in the Preamble of this Agreement.

“MIA Application” has the meaning ascribed to it in the Preamble of this Agreement.

“Oceanica” has the meaning ascribed to it in the Preamble of this Agreement.

“Odyssey” has the meaning ascribed to it in the Preamble of this Agreement.

“ORM” has the meaning ascribed to it in the Preamble of this Agreement.

“Other Odyssey Projects” means all projects for the extraction of minerals in the EEZ, other than the Project, in which Odyssey and/or any of its Affiliates currently has, acquires, intends, or begins to develop within five (5) years of the date hereof.

“Party” or “Parties” has the meaning ascribed to it in the Recitals of this Agreement.

“Person” means any individual, company, association, joint stock company, joint venture, corporation, trust, fideicomiso, unincorporated organization or Government Authority.

“Pesos” means the lawful currency of Mexico.

“Project” has the meaning ascribed to it in the Recitals of this Agreement.

“Project Documents” means the agreements to be entered between Phosagmex and each of Odyssey and CapLat (or any Affiliate of CapLat) (which may include appropriate compensation) for the rendering of services as provided by this Agreement.

“Shareholder Agreement” means the amended and restated shareholder agreement entered into by CapLat and ORM on February 27, 2026.

“Tax Assessment” means the tax assessment set forth in the Ruling Letter number 500-36-07-03-01- 2022-10636 dated September 8, 2022, issued by the Direction of Tax Verifications of the Dependency of Administration and Finance of Mexico “2”.

“U.S.” or “United States” means the United States of America.

1.02 Construction.

In this Agreement: (i) “includes” and “including” are not limiting; (ii) “or” is not exclusive; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) defined terms shall have the same meaning in plural or singular, unless the context requires otherwise; and (v) the division of this Agreement into Articles, Sections, Subsections and other subdivisions and headings are for convenience only, are not a part of this Agreement, and shall not be used in construing it.

When calculating the period of time before which, within which or following which any act is to be done, notice delivered or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end instead on the next succeeding Business Day. For all purposes of this Agreement unless otherwise explicitly provided herein, the reference to “day” or “days” shall refer to a calendar day or days.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

2.01 CapLat represents and warrants to Odyssey:

(a)	Organization and Standing. It is a corporation duly organized and validly existing under the laws of Mexico.

(b)

Authority; Execution. Its authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. CapLat has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and performance by CapLat of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by CapLat of this Agreement and the consummation of the transactions contemplated hereby, do not (a) conflict with or violate any provision of its bylaws or other organizational documents, (b) violate any applicable law to which such CapLat is subject or (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which CapLat is a party, except, with respect to subsections (b) and (c) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of CapLat to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting CapLat, or any of its respective Affiliates or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement.

2.02 Odyssey represents and warrants to CapLat:

(a)	Organization and Standing. Odyssey is a corporation duly organized and validly existing under the laws of the U.S.

(b)

Authority; Execution. Odyssey’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. Odyssey has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by Odyssey of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by Odyssey of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such Odyssey is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which Odyssey is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Odyssey to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting Odyssey, or any of its respective Affiliates (including ExO) or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement, other than as disclosed in Schedule A.

(e)	Solvency. For the avoidance of doubt, Odyssey makes no representation regarding its solvency or its ability to perform any financial obligation in this Agreement as of the date hereof.

2.03 ORM represents and warrants to CapLat:

(a)	Organization and Standing. ORM is a limited liability company duly organized and validly existing under the laws of Mexico.

(b)

Authority; Execution. ORM’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. ORM has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by ORM of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by ORM of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such ORM is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which ORM is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of ORM to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting ORM or any of its respective Affiliates (including ExO), or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement, other than as disclosed in Schedule A.

2.04 Phosagmex represents and warrants to the other Parties:

(a)	Organization and Standing. Phosagmex is a company duly organized and validly existing under the laws of Mexico.

(b)

Authority; Execution. Phosagmex’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. Phosagmex has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by Phosagmex of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by Phosagmex of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such Phosagmex is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which Phosagmex is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Phosagmex to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting Phosagmex, or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement.

2.05 Oceanica represents and warrants to CapLat:

(a)	Organization and Standing. Oceanica is a limited liability company duly organized and validly existing under the laws of Panama.

(b)

Authority; Execution. Oceanica’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. Oceanica has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by Oceanica of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by Oceanica of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such Oceanica is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which Oceanica is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Oceanica to consummate the transactions contemplated hereby.

2.06 ExO represents and warrants to CapLat:

(a)	Organization and Standing. ExO is a limited liability company duly organized and validly existing under the laws of Mexico.

(b)

Authority; Execution. ExO’s authorized representative signatory hereto has all requisite power and authority and full legal capacity to execute and deliver this Agreement. ExO has all requisite power and authority and full legal capacity to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and performance by ExO of this Agreement, the performance of its obligations hereunder and the consummation of the transactions provided for herein have been duly and validly authorized by all necessary corporate or other action, if applicable.

(c)

No Conflict or Violation. Assuming that the notices, authorizations, approvals, orders, permits or consents described herein are made, given or obtained (as applicable), the execution, delivery and performance by ExO of this Agreement and the consummation of the transactions contemplated hereby, do not (A) conflict with or violate any provision of its bylaws or other organizational documents, (B) violate any applicable law to which such ExO is subject or (C) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any contract to which ExO is a party, except, with respect to subsections (B) and (C) above, for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of ExO to consummate the transactions contemplated hereby.

(d)

Litigation. There is no Proceeding pending or threatened, against or affecting ExO, or rights, which challenges or seeks to prevent, enjoin or otherwise timely consummate the transactions contemplated in this Agreement, other than as disclosed in Schedule A.

ARTICLE III. DEVELOPMENT OF THE JOINT VENTURE

The Parties hereby agree to the following obligations of the Parties, with the objective of further developing and operating the Project:

3.01 JV Entity Project and Structure. The Parties shall continue to work together to analyze and develop all key aspects of the Project, including governmental approval of all required permits, concessions, financing, and extraction, processing and commercial program concepts.

3.02 Information. Each Party shall provide all required information and assistance relating to the Project as reasonably requested by the other.

3.03 Business Plan and Annual Budget. The Parties shall use their Best Endeavors to prepare and agree, as soon as possible, a business plan and annual budget which shall set forth the strategic objectives and the operating plan of the JV Entity (the “Business Plan”), to be approved by the Board of Directors.

3.04 Project Documents. The Parties shall use their Best Endeavors to prepare and agree, as soon as possible, forms of all of the Project Documents (as defined below).

3.05 Shareholder Agreement. The Parties agree and recognize that this Agreement jointly with this Shareholder Agreement and the Bylaws shall govern the relationship between the Parties.

3.06 Regulatory Approvals. CapLat shall continue to use its Best Endeavors to lead all discussions with Governmental Authorities to obtain the necessary permits and approvals that would be required for the Project. CapLat will not be required to give prior notice or receive approval from Odyssey for meetings with Governmental Authorities. CapLat will notify Odyssey promptly of all relevant Governmental Authorities contacted and progress of such meetings.

3.07 Technical, Environmental and Commercial Development. Odyssey shall continue to use its Best Endeavors to lead the development or updating of all (a) technical and operational aspects of the dredging activities, (b) environmental reports and studies, (c) beneficiation methods for commercialization of phosphate, and (d) market and other commercial studies.

3.08 Liabilities. The Parties shall continue to work together in bona fide to address mitigation and remediation options and actions regarding ExO’s current liabilities, the Tax Assessment, and any Concessions fees.

3.09 Anti-Bribery and Anti-Corruption. Each Party shall comply in all respects and shall ensure that each of its employees, directors, representatives and advisors complies in all respects with all applicable laws and regulations on anti-bribery and anti-corruption in all activities relating to this Agreement and the transactions and negotiations contemplated herein. For the avoidance of doubt, no Party or its employees, directors, representatives or advisors, including any third party working on behalf of such Party, shall pay or offer to pay, promise or authorize the payment of any money or giving of a gift or anything of value to a Governmental Authority, an official or other employee of any governmental entity, a political party, an official of a political party or candidate for public office (each, a “Government Official”) for the purpose of influencing that official or party to assist in obtaining or retaining any business, permit, agreement or other asset relating in any way to the Project, an Other Odyssey Project, or this Agreement.

3.10 Future Projects. CapLat will have, in accordance with the terms of this Agreement, the right to participate (directly or by any of its Affiliates) in any Other Odyssey Projects as equal partners (unless otherwise agreed by CapLat and Odyssey in bona fide, based on the specific circumstances of, and anticipated respective contributions of CapLat and Odyssey to, any such project) with Odyssey on terms and conditions substantially similar to those agreed by the Parties in this Agreement, the Shareholders Agreement and, as applicable, as agreed in the Project Documents; provided that, if CapLat declines to participate in any Other Odyssey Project or the Parties do not execute a joint venture agreement substantially similar to this Agreement or the Shareholder Agreement within one hundred and eighty (180) days after Odyssey’s written notice to CapLat that it intends to develop an Other Odyssey Project and seeking CapLat’s participation, Odyssey may work with an alternative partner in Mexico with which to develop such project; and provided further that nothing set forth herein shall obligate Odyssey to pursue or to develop any project other than the Project as set forth herein.

ARTICLE IV. CLOSING

4.01 On the date hereof (the “Closing Date”), the applicable Parties will enter into and execute the following documents (the “Closing”):

(a)	the Assignment Acknowledgment; and

(b)	the Shareholder Agreement.

4.02 Project Development and Operations. Except as provided in the Project Documents, the JV Entity will be responsible for the continued development of the Project, including the extraction, processing, and sale of phosphate. All operations will be conducted by the JV Entity in accordance with applicable legal, environmental, regulatory, and operational standards in Mexico.

4.03 Project Profitability. The Parties agree and acknowledge that they will work to ensure that the JV Entity captures all the benefits and maximizes the profitability of the Project at the JV Entity.

4.04 Additional Obligations.

(a)

CapLat’s Obligations. From and after the execution of this Agreement through the earliest to occur of (x) the date on which the MIA or other similar approval of the Project is granted, and (y) the second anniversary of the date of this Agreement, and as provided in the Shareholder Agreement and the Project Documents, CapLat shall, and shall when required, cause its employees, directors, and representatives to use their Best Endeavors to:

(i)	provide advice on obtaining the Regulatory Approvals and Permits from the Governmental Authorities required by the Project;

(ii)	coordinate community engagement and communications with Governmental Authorities;

(iii)	provide guidance for the JV Entity to materially comply with all Mexican applicable regulations, especially regarding environmental protections; and

(iv)	lead the efforts and provide the JV Entity with introductions to public and private financial institutions and potential funding sources in Mexico, as required.

(b)

Odyssey’s Obligations. From and after the execution of this Agreement through the earliest to occur of (x) the date on which the MIA or other similar approval of the Project is granted, and (y) the second anniversary of the date of this Agreement, and as provided in the Shareholder Agreement and the Project Documents, Odyssey shall, and shall when required, cause its employees, directors, representatives to use their Best Endeavors to:

(i)

provide technical, environmental and operational expertise, data, information, Project intellectual property, and personnel necessary for the efficient planning and execution of the Project and to assist the JV Entity in obtaining the MIA;

(ii)

prepare a detailed plan for the Project’s phosphate dredging operations, including equipment acquisition and deployment and personnel management, in compliance with all environmental and other permits and regulations to be discussed and agreed with CapLat; and

(iii)	lead the efforts and provide the JV Entity with introductions to public and private financial institutions and potential funding sources in the U.S., as required.

(c)

Joint Obligations. From and after the execution of this Agreement through the earliest to occur of (x) the date on which the MIA or other similar approval of the Project is granted, and (y) the second anniversary of the date of this Agreement, both Parties will jointly use their Best Endeavors to:

(i)

establish guidelines for the JV Entity for (A) compliance with local, national, and international environmental laws and regulations, including but not limited to with Mexican environmental regulations, the MIA and other environmental permits, (B) to minimize the ecological, environmental and community impact of dredging activities, and (C) continue with the preparation of the MIA Application, and if applicable its submission before the Governmental Authority.

(ii)	ensure that the JV Entity maximizes the profitability of the Project;

(iii)	establish guidelines for the JV Entity for compliance with local, national, and international tax laws and regulations;

(iv)	determine and implement strategies to legally minimize tax liabilities, such as tax credits, deductions, and incentives available in Mexico, U.S. and other jurisdictions;

(v)	define the JV Entity’s risk identification and management approach;

(vi)	establish a framework for transporting, processing, and selling phosphate to domestic and global markets;

(vii)	identify potential offtake counterparties and secure offtake arrangements for the phosphate produced by the Project;

(viii)	ensure registration of the Concessions in the name of Phosagmex by the Dirección General de Minas; and

(ix)	obtain all consents, approvals, orders or other authorizations from any Governmental Authority or other Persons required for the performance of the Project.

ARTICLE V. TERMINATION

5.01 This Agreement may be only and exclusively terminated by the mutual consent in writing by the Parties.

5.02 Effect of Termination. Subject to Section 6.02 below, upon termination of this Agreement in accordance with Section 5.01, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except Sections 3.10, 6.01, 6.02, 7.01, 7.02, 7.03 and ARTICLE VIII hereof shall survive the termination of this Agreement.

ARTICLE VI. DISPUTE RESOLUTION; INDEMNIFICATION

6.01 Consultation on Disputes. The Parties agree that they shall attempt to resolve in good faith any and all disputes arising in connection with this Agreement. If at any time the Parties are unable to agree on or to resolve any of such matters, then an irreconcilable difference will be deemed to have occurred (an “Irreconcilable Difference”). Upon the occurrence of an Irreconcilable Difference, each Party will require its designee to meet within fifteen (15) days of the occurrence of the Irreconcilable Difference and to continue to meet as necessary in person or by phone during the 30 days after such meeting.

6.02 External Dispute Resolution.

(a)

Any dispute between the Parties in connection with the interpretation and performance of this Agreement which is not otherwise resolved as provided in Section 6.01, shall be resolved by settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce, in effect on the date of this Agreement (the “ICC Rules”).

(b)

The number of arbitrators shall be three (3). One arbitrator shall be appointed by CapLat, one arbitrator shall be appointed by Odyssey and the third arbitrator shall be appointed by the first two (2) appointed arbitrators. If within thirty (30) calendar days after the appointment of the second arbitrator, the two (2) arbitrators shall not have appointed the third arbitrator, the third arbitrator shall be appointed by the International Chamber of Commerce International Court of Arbitration in accordance with the ICC Rules. Arbitrators shall be fluent in Spanish and English.

(c)

The place of arbitration shall be in Miami, Florida, USA. The language of the arbitration shall be English. Notwithstanding the foregoing, (i) all documentary evidence may be provided in their original language so long as it is either in English or Spanish; (ii) all verbal communications by and between the Parties, or by any of the Parties with the arbitral tribunal, either by video conference, conference call or in person meetings, shall be made at the election of the arbitral tribunal in Spanish and/or English, according to the circumstances of those communications and with the purpose of facilitating the relevant exchange; (iii) all hearings shall be conducted in English, unless there is a specific request by any of the Parties to communicate temporarily in Spanish.

(d)

The award of the arbitrators shall be final, non-appealable and binding on the Parties and may be presented by any of the Parties for enforcement in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any award rendered hereunder. In any such enforcement action, irrespective of where it is brought, none of the Parties will seek to invalidate or modify the decision of the arbitrators or otherwise to invalidate or circumvent the procedures set forth in this Section 6.02. The fees of the arbitrators and the other costs of such arbitration shall be borne by the Parties in such proportions as shall be specified in the arbitration award.

(e)

Each of the Parties hereby irrevocably agrees not to claim and irrevocably waives any claim or right (whether claimed or not claimed), which it has or may hereafter acquire under any law, regulation, treaty or international agreement to immunity for itself, or any of its revenues, assets or properties or those of any of its agencies, societies or other instrumentalities from the jurisdiction of any court (including but not limited to any court in the United States of America or Mexico) with respect to the enforcement of or liability for any arbitral award or order of any court rendered pursuant to this Section 6.02.

(f)

Nothing in this Section 6.02 shall be construed to preclude any Party from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights prior to, or during the pendency of, the dispute resolution processes specified in this Section 6.02.

ARTICLE VII. EXCLUSIVITY

7.01 Each of Odyssey, ORM, Oceanica and ExO agrees that, for a period of five (5) years from the date of this Agreement, and except for transfers of equity interests in accordance with the terms of the Shareholder Agreement, neither it nor its advisors, directors, representatives, Affiliates, or employees shall, directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to, directly or indirectly, any business combination concerning the Project or ExO; or (ii) institute, continue, pursue, or engage in any discussions, negotiations, or enter into agreements with any person or entity regarding a transaction in respect of the Project similar to the formation of the JV Entity as set forth herein or any other business combination concerning the Project and/or, subject to the terms of Section 3.10, Other Odyssey Projects or provide any information in connection with any such effort, except in furtherance of its obligations under this Agreement or with the prior written consent of CapLat. For clarity, this Section 7.01 shall not apply to any transaction relating to the equity interests in Odyssey or any of Odyssey’s assets other than the Project, ExO or Other Odyssey Projects.

7.02 CapLat agrees that, for a period of five (5) years from the date of this Agreement, neither it nor its advisors, directors, representatives, affiliates, or employees shall, directly or indirectly: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to, directly or indirectly, any transaction similar to the formation of the JV Entity as set forth herein or any other business combination concerning the Project, ExO, or any competing phosphate project in the EEZ; or (ii) institute, continue, pursue, or engage in any discussions, negotiations, or enter into agreements with any person or entity relating to, directly or indirectly, any transaction similar to the formation of the JV Entity as set forth herein or any other business combination concerning the Project, ExO, or any competing phosphate project in the EEZ, including obtaining any concessions, licenses, or permits, concerning the Project, or provide any information in connection with any such effort, except with the prior written consent of Odyssey.

7.03 CapLat (or its Affiliates) shall have the exclusive right to participate in any Other Odyssey Projects as and to the extent set forth in Section 3.10.

ARTICLE VIII. MISCELLANEOUS

8.01 Notices. Any notice to be given under this Agreement shall be deemed to have been duly given upon receipt when in writing and delivered by courier, delivery receipt requested, or by electronic mail, delivery confirmed, to the addresses specified below. Any Party may change its address provided below for the purpose of this Agreement by giving written notice to the other Parties of such change in the manner hereinabove provided. Any notification delivered to Odyssey will be deemed delivered to Odyssey, ORM, Oceanica and ExO.

(a)	If to CapLat:

Mr. Juan A. Cortina Gallardo and Aby Ortega

Monte Caucaso, No.915,

Colonia Lomas de Chapultepec, Mexico City, Mexico

C.P.11000

With a courtesy copy to:

Mr. José Visoso L.

Galicia Abogados S.C.

Campos Eliseos 204,

Torre SOMA Chapultepec, Piso 24,

11550, Polanco, Miguel Hidalgo, CDMX

(b)	If to Odyssey:

Legal Department

205 S. Hoover Blvd. Suite 210

Tampa, FL 33609, U.S.

With a courtesy copy to

Mr. Andrés Nieto

Assembla, S.C.

Prolongación Paseo de la Reforma 1196, piso 15,

Lomas de Santa Fe, 05348 Cuajimalpa, Ciudad de México

(c)	If to ORM or Oceanica:

c/o Odyssey Marine Exploration, Inc.

Legal Department

205 S. Hoover Blvd. Suite 210

Tampa, FL 33609, U.S.

With a courtesy copy to

Mr. Andrés Nieto

Assembla, S.C.

Prolongación Paseo de la Reforma 1196, piso 15,

Lomas de Santa Fe, 05348 Cuajimalpa, Ciudad de México

(d)	If to ExO:

Hamdan, Manzanero y Asociados, S.C.

Attn: Francisco X. Manzanero

Av. Presidente Masaryk No. 101

Despacho 501

Colonia Chapultepec Morales

Alcaldía Miguel Hidalgo

11570 Ciudad de México

and

c/o Odyssey Marine Exploration, Inc.

Legal Department

205 S. Hoover Blvd. Suite 210

Tampa, FL 33609, U.S.

With a courtesy copy to

Mr. Andrés Nieto

Assembla, S.C.

Prolongación Paseo de la Reforma 1196, piso 15,

Lomas de Santa Fe, 05348 Cuajimalpa, Ciudad de México

8.02 Governing Law.

This Agreement and all questions of its interpretation shall be governed by and construed in accordance with the laws of Mexico, without regard to the conflict of laws rules thereof.

8.03 Expenses.

Subject to any other provision in this Agreement to the contrary or as otherwise agreed in writing by the Parties, each Party shall bear the fees and expenses of its respective counsel, accountants and experts and all other costs and expenses incurred by it incident to the negotiation, preparation, execution, performance and delivery of this Agreement and the Project Documents. If applicable, the direct costs associated with the establishment and registration of the JV Entity shall be borne by the JV Entity. Notwithstanding the foregoing, the Parties shall agree in bona fide as to their respective responsibility (or the responsibility of the JV Entity) for any payments required to be made in respect of Concessions fees and expenses that relate to any period prior to the contribution of the Concessions to the JV Entity.

8.04 Further Assurances.

Each of the Parties hereto shall, from time to time and without further consideration, execute and deliver (and Oceanica shall cause ExO to execute and deliver) such actions, other documents and instruments (including instruments of transfer, conveyance and assignment) and take such further action as any Party may reasonably require to complete more effectively any matter provided for, and any obligation assumed, in this Agreement, but in no event shall any Party be required to take any actions that would result in such Party increasing its obligations under this Agreement. The foregoing shall include, without limitation, the taking of any and all action as may be necessary to effectively implement any decision of the Parties made in accordance with the provisions hereof.

8.05 Language.

English shall be the official language in respect to all matters in connection with this Agreement and the Project Documents, including notices provided hereunder, unless otherwise agreed in writing by the Parties and/or required under Mexican law. In the event that this Agreement or the Project Documents are translated into Spanish, the English version shall be controlling as among the Parties.

8.06 Assignment.

Except to the extent permitted pursuant to this Agreement, the rights and obligations under this Agreement may not be assigned by any Party to any Person. Any other attempted assignment in contravention of this provision shall be void.

8.07 Entire Agreement.

This Agreement represents the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and supersedes any prior agreement or understanding, written or oral, that the parties may have had.

8.08 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of CapLat, Odyssey, ORM, Oceanica and ExO and their respective permitted successors and assignees.

8.09 Amendments.

Any modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by each Party.

8.10 Severability.

If any Article, Section or paragraph, or any part thereof, of this Agreement, or any agreement or document appended hereto or made a part hereof is held invalid, ruled illegal or unenforceable under present or future laws effective during the term of this Agreement, then it is the intention of the Parties that the remainder of the Agreement, or any agreement or document appended hereto or made a part hereof, shall not be affected thereby, unless the deletion of such provision shall cause this Agreement to become materially adverse to any Party in which case the Parties shall negotiate in good faith such changes to the Agreement as will best preserve for the Parties the benefits and obligations of such provision.

8.11 Counterparts.

This Agreement may be executed in any number of counterparts and any one of the Parties may sign such counterpart, each of which, when signed and delivered, shall be deemed to be an original and all counterparts taken together shall constitute one and the same instrument. This Agreement shall be binding when one or more copies in the aggregate have been signed and delivered by all Parties. A signed copy of this Agreement or any amendment thereto sent by electronic mail (including, but not limited to, through electronic signature platforms or through the exchange of PDF copies of executed signature pages) shall be deemed to be data messages and electronic signatures, pursuant to Articles 89, 89 bis, 90, 90 bis and other applicable articles of the Mexican Commercial Code, and therefore shall be deemed to have the same legal effects as the delivery of a signed original of this Agreement and the Parties waive any objection to the contrary. For such purposes, the Parties agree to consider the e-mail addresses specified in Section 8.01 above, as valid, and binding information systems in accordance with Article 91 of the Mexican Commercial Code.

8.12 Waivers.

Any waiver of any provision of this Agreement shall be effective only if in writing and signed in person by or on behalf of each Party against whom enforcement of such waiver is sought. No failure by a Party to take any action with respect to a breach of this Agreement or a default by any Party shall constitute a waiver of the right of any Party to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Party of any breach or failure to comply with any provision of this Agreement by a Party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

8.13 No Agency.

Nothing in this Agreement shall constitute an appointment of either Party as the legal representative or agent of the other Party, nor shall any of either Party have the right or authority, to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other Party without the other Party’s prior written consent.

8.14 No Third-Party Beneficiaries.

Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.

8.15 Specific Performance.

Each Party agrees and acknowledges that money damages may not be an adequate remedy for violations of this Agreement including, and that any Party may, in its sole discretion, demand for specific performance of the breaching Party’s obligations of the breaching Party’s obligations pursuant to article 1949 of the Federal Civil Code and their correlative articles of the civil codes of other Mexican States as well as Losses or injunctive or such other relief as may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each Party waives any objection to the imposition of such relief.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAPITAL LATINOAMERICANO, S.A. DE C.V.

/s/ Juan Antonio Carlos Cortina Gallardo
By: Juan Antonio Carlos Cortina Gallardo
Attorney-In-Fact

ODYSSEY MARINE EXPLORATION INC.

/s/ Mark D. Gordon
By: Mark D. Gordon
Chairman and Chief Executive Officer

OCEANICA RESOURCES, S. DE R.L.

/s/ Mark D. Gordon
By: Mark D. Gordon
Attorney-In-Fact

OCEÁNICA RESOURCES MÉXICO, S. DE R.L. DE C.V.

/s/ Mark D. Gordon
By: Mark D. Gordon
President

EXPLORACIONES OCEÁNICAS, S. DE R.L. DE C.V.

/s/ John Daniel Longley Jr
By: John Daniel Longley Jr
President

PHOSAGMEX, S.A.P.I. DE C.V.

/s/ Juan Antonio Carlos Cortina Gallardo
By: Juan Antonio Carlos Cortina Gallardo
Attorney-In-Fact

/s/ Mark D. Gordon
By: Mark D. Gordon
Attorney-In-Fact